EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.'s 333-1314, 333-15959) and Forms S-8 (Registration No.'s 333-1136, 333-1138) of Sandston Corporation of our report dated March  29, 2016 on the financial statements of Sandston Corporation as of and for the years ended December 31, 2015 and 2014, appearing in the Annual Report on Form 10-K of Sandston Corporation for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 29, 2016